EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Synthetech, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-128520, 033-64621, 333-44062 and 333-140329) of Synthetech, Inc. of our report dated May 12, 2006, except for note P, which is as of June 20, 2006, with respect to the balance sheet of Synthetech, Inc. as of March 31, 2006, and the related statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2006, which report appears in the March 31, 2007, annual report on Form 10-K of Synthetech, Inc. Our report dated May 12, 2006, except for note P, which is as of June 20, 2006, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Portland, Oregon
June 7, 2007